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                               COMPANY LETTERHEAD

                                                                      EXHIBIT 99

March 18, 2002



United States Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Re: Annual Report on Form 10-K for the Year ended December 31, 2001; Confirmation on Receipt of Assurances from Arthur Andersen LLP

Ladies and Gentlemen:

         Our auditors, Arthur Andersen LLP, have represented to us in a letter dated March 18, 2002 that (i) their audit of the consolidated financial statements included in Item 8, Part II of this Annual Report on Form 10-K were subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, (ii) there was appropriate continuity of Arthur Andersen personnel working on the audit, and (iii) there was availability of national office consultation. We do not have foreign affiliates, so the assurances from Arthur Andersen as to foreign affiliates is not applicable to us.

Respectfully submitted,


\s\ Mathew J. Whelan
--------------------
Mathew J. Whelan
Vice President and Chief Accounting Officer